CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam High Yield Trust:

We consent to the use of our report dated October 9, 2013 included herein, with respect to the financial statements of Putnam High Yield Trust, and to the references to our firm under the captions Financial Highlights in the prospectus and Auditor and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
December 23, 2013